Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:                                                                                                                                  FOR IMMEDIATE RELEASE
Paul A. Will                                                                                                                             August 11, 2009
Investor Relations
(800) CELADON Ext. 7014
(317) 972-7014 Direct
pwill@celadongroup.com

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS – Celadon Group, Inc. (Nasdaq: CLDN) today reported its financial and operating results for the three months and fiscal year ended June 30, 2009, the fourth fiscal quarter of the company's fiscal year ending June 30, 2009.

Revenue for the quarter decreased 24.4% to $116.9 million in the 2009 quarter from $154.6 million in the 2008 quarter. Freight revenue, which excludes fuel surcharges, was down 10.7% to $104.2 million in the 2009 quarter from $116.7 million in the 2008 quarter. Net income decreased to $0.2 million in the 2009 quarter from $2.2 million for the same quarter last year. Earnings per diluted share decreased to $0.01 in the 2009 quarter from $0.10 for the same quarter last year.

For the fiscal year ended June 30, 2009, revenue decreased 13.4% to $490.3 million in 2009 from $565.9 million for the same period last year. Freight revenue was down 10.8% to $408.2 million in 2009 from $457.5 million for the same period last year. Net income decreased 60% to $2.6 million in 2009 from $6.5 million for the same period last year. Earnings per diluted share decreased to $0.12 from $0.29 the same period last year.

Chairman and CEO Steve Russell commented, "Although the freight environment continued to reflect the weakness of the U.S. economy, we did achieve more than a seasonal pickup in shipments progressively through the June quarter.  The growth in business with customers added in the past year helped drive the improvement.   The rate environment has continued to be quite difficult, with many fleets struggling and willing to accept non-compensatory pricing.  Our average rate per loaded mile continued to decline, and for the June quarter was down 6.5% from the June 2008 quarter.  The financial impact of this decline was partly offset by cost reductions achieved throughout the company, as well as the benefit of lower fuel costs.

"Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At June 30, 2009, we had $143.7 million of stockholders' equity and $49.0 million of total balance sheet borrowing.

"Our bank borrowings outstanding at June 30, 2009 were $5.5 million, along with $5.5 million in outstanding letters of credit.  We amended our revolving credit agreement today to reduce the maximum available borrowing to $40 million and adjust financial covenants.  The reduction in maximum borrowing will reduce unused borrowing fees.  We reduced the maximum available borrowing in light of our low revolving credit balances as well as anticipated ongoing cash flow from operations and equipment sales exceeding required net capital expenditures through the remainder of the calendar year 2009.  We don't have any equipment on order after 2009 and don't expect to order any equipment in calendar year 2010.  We are in compliance with our Credit Agreement covenants."

Conference Call Information

An investor conference call is scheduled for Wednesday, August 12, at 10:00 a.m. EDT. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 800-706-7748 (international calls 617-614-3473) pin number 64379218 a few minutes prior to the start time. A replay will be available through October 12 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 37052894.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2009 and 2008
(Dollars in thousands)
(Unaudited)

ASSETS	2009	2008

Current assets:
Cash and cash equivalents	$863	$2,325
Trade receivables, net of allowance for doubtful accounts of $1,059 and $1,194 in 2009 and 2008, respectively	55,291	69,513
Prepaid expenses and other current assets	10,044	16,697
Tires in service	4,336	3,765
Equipment held for resale	8,012	---
Income tax receivable	232	5,846
Deferred income taxes	2,780	3,035
Total current assets	81,558	101,181
Property and equipment	237,167	270,832
Less accumulated depreciation and amortization	70,025	64,633
Net property and equipment	167,142	206,199
Tires in service	1,581	1,483
Goodwill	19,137	19,137
Other assets	1,581	1,335
Total assets	$270,999	$329,335

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,461	$6,910
Accrued salaries and benefits	10,084	11,358
Accrued insurance and claims	8,508	9,086
Accrued fuel expense	8,592	12,170
Other accrued expenses	11,547	11,916
Current maturities of long-term debt	1,109	8,290
Current maturities of capital lease obligations	6,693	6,454
Total current liabilities	51,994	66,184
Long-term debt, net of current maturities	5,870	45,645
Capital lease obligations, net of current maturities	35,311	42,117
Deferred income taxes	34,132	31,512
Minority interest	25	25
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued and outstanding 23,840,677 and 23,704,046 shares at June 30, 2009 and 2008, respectively	787	782
Treasury stock at cost; 1,744,245 and 1,832,386 shares at June 30, 2009 and 2008, respectively	(12,025)	(12,633)
Additional paid-in capital	97,030	95,173
Retained earnings	63,437	60,881
Accumulated other comprehensive loss	(5,562)	(351)
Total stockholders' equity	143,667	143,852
Total liabilities and stockholders' equity	$270,999	$329,335

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended June 30,		For the fiscal year ended June 30,
	2009	2008	2009	2008
Revenue:
Freight revenue	$104,177	$116,704	$408,156	$457,482
Fuel surcharges	12,770	37,914	82,182	108,413
	116,947	154,618	490,338	565,895

Operating expenses:
Salaries, wages, and employee benefits	39,410	42,463	155,554	159,859
Fuel	25,829	50,645	125,922	163,111
Operations and maintenance	8,539	9,780	35,483	37,213
Insurance and claims	3,455	3,823	13,828	15,527
Depreciation and amortization	8,419	9,431	35,221	33,264
Revenue equipment rentals	8,324	5,571	29,138	25,596
Purchased transportation	14,800	19,278	55,789	82,205
Costs of products and services sold	1,198	1,544	5,818	6,406
Communications and utilities	1,195	1,332	4,929	5,117
Operating taxes and licenses	2,552	2,394	9,700	9,112
General and other operating	1,772	2,686	8,066	9,687
Total operating expenses	115,493	148,947	479,448	547,097

Operating income	1,454	5,671	10,890	18,798

Other (income) expense:
Interest income	(9)	(4)	(35)	(106)
Interest expense	688	1,251	3,589	5,028
Other (income) expense, net	(274)	41	(227)	193
Income before income taxes	1,049	4,383	7,563	13,683
Provision for income taxes	882	2,220	5,007	7,147
Net income	$167	$2,163	$2,556	$6,536

Earnings per common share:
Diluted earnings per share	$0.01	$0.10	$0.12	$0.29
Basic earnings per share	$0.01	$0.10	$0.12	$0.29
Average shares outstanding:
Diluted	22,171	21,913	22,134	22,617
Basic	21,788	21,689	21,727	22,378

Key Operating Statistics

	For the three months ended	For the three months ended
	June 30, 2009	June 30, 2008
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile (*)	$1.407	$1.506
Average revenue per total mile (*)	$1.266	$1.360
Average revenue per tractor per week (*)	$2,344	$2,805
Average miles per tractor per week	1,852	2,063
Average tractors (**)	2,878	2,675
Tractors at end of period (***)	3,168	2,929
Trailers at end of period (***)	10,015	8,932
Operating Ratio (*)	98.6%	95.1%

*	Excluding fuel surcharges.
**	Excludes tractors operated by our Mexican subsidiary, Jaguar.
***	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

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